Exhibit 5.5

Blake, Cassels & Graydon LLP Barristers & Solicitors Patent & Trade-mark Agents 199 Bay Street Suite 4000, Commerce Court West Toronto ON M5L 1A9 Canada Tel: 416-863-2400 Fax: 416-863-2653

May 8, 2012	Reference: 77003/2

CHC Helicopter S.A.

4740 Agar Drive

Richmond, BC

V7B 1A3

Canada

Re:	Registration Statement and Exchange of Notes – Canadian Guarantors

We have acted as counsel in the Province of British Columbia (the “Province”) for Heli-One Canada Inc. (“HCI”), CHC Global Operations International Inc. (“CHC Global”), Heli-One Leasing Inc. (“HLI”), CHC Global Operations (2008) Inc. (“CHC 2008”) and CHC Global Operations Canada (2008) Inc. (“CHC Canada 2008”) in connection with (a) an indenture dated as of the October 4, 2010 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Indenture”) among, inter alia, CHC Helicopter S.A. (the “Issuer”), the Opinion Parties (as defined below) and the other guarantors party thereto, as guarantors, The Bank of New York Mellon, as trustee, and HSBC Corporate Trustee Company (UK) Limited, as collateral agent, in respect of the issuance and sale by the Issuer of U.S.$1,100,000,000 aggregate principal amount of 9.250% senior secured notes due 2020 (the “Notes”), and (b) a registration statement on form S-4 (the “Registration Statement”) filed with the SEC under the Securities Act relating to the issuance by the Issuer of U.S.$1,100,000,000 aggregate principal amount of 9.250% senior secured notes due 2010 (the “Exchange Notes”) and the issuance by the Opinion Parties of guarantees with respect to the Exchange Notes contained in the Indenture (the “Exchange Guarantees”). The Exchange Notes and the Exchange Guarantees will be offered by the Issuer in exchange for the Notes and their related guarantees contained in the Indenture.

All capitalized terms used but not defined in this opinion have the meanings set forth in the Indenture.

In connection with this transaction, we have examined electronically transmitted copies and/or facsimiles of, each of the Indenture (including the Exchange Guarantees contained therein) and the Registration Statement.

We have also:

(a)	examined such statutes, regulations, public records and certificates of government officials including, without limitation, a certificate of compliance for each of HLI, CHC Global, HLI, CHC 2008 and CHC Canada 2008 (collectively, the “Opinion Parties”, and “Opinion Party” means each of them), each issued by Industry Canada on April 27, 2012 (collectively, the “Certificates of Compliance”);

(b)	examined such corporate records of the Opinion Parties;

(c)	made such further examinations, investigations and searches; and

(d)	considered such questions of law,

as we have considered relevant and necessary as a basis for the opinions hereinafter expressed.

We have relied solely and without independent verification upon an officer’s certificate of CHC Canada 2008 and a secretary’s certificate of each other Opinion Party, each dated the date hereof, copies of which have been delivered to you concurrently herewith, as to matters relating to the opinions expressed herein.

The opinions expressed herein relate only to the laws of the Province and the federal laws of Canada applicable therein in effect on the date hereof, and no opinions are expressed as to the laws of any other jurisdiction.

For the purposes of the opinions expressed herein, we have assumed:

(a)	the genuineness of all signatures of all parties and the legal capacity of all individuals signing any documents;

(b)	the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic or electronically transmitted copies or facsimiles thereof and the authenticity of the originals of such certified, photostatic or electronically transmitted copies or facsimiles;

(c)	the accuracy, currency and completeness of the indices and filing systems maintained by the public offices and registries where we have searched or enquired or have caused searches or enquiries to be made and of the information and advice provided to us by appropriate government, regulatory or other like officials with respect to those matters referred to herein;

(d)	that the Indenture remains in full force and effect, unamended; and

(e)	that the Certificates of Compliance continue to be accurate on the date of this opinion as if issued on that date.

For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of an assumption, limitation or qualification expressed in general terms that includes the subject matter of the specific assumption, limitation or qualification.

Based on and subject to the foregoing and the assumptions and qualifications set out at the end of this opinion, we are of the opinion that:

1.	Relying solely on the Certificates of Compliance, each Opinion Party is a subsisting corporation under the federal laws of Canada.

2.	Each Opinion Party has the corporate power and capacity to issue the Exchange Guarantees and to perform its obligations thereunder.

3.	Each Opinion Party has taken all necessary corporate action to duly authorize the issuance of the Exchange Guarantees, and the performance of its obligations thereunder.

4.	Each Opinion Party has, to the extent that the issuance is governed by the laws of the Province or the federal laws of Canada applicable therein, duly issued the Exchange Guarantees.

5.	The issuance by each Opinion Party of the Exchange Guarantees, and the performance of its obligations thereunder, do not violate, result in a breach of, or constitute a default under (i) the articles or by-laws of such Opinion Party, or (ii) any statute or regulation of the Province or any federal statute or regulation of Canada applicable therein which is applicable to such Opinion Party.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise the addressees of any change in law or fact affecting or bearing on the opinions rendered herein occurring after the date of this opinion which may come or be brought to our attention.

We understand and agree that Sheppard, Mullin, Richter & Hampton LLP, counsel to CHC Helicopter S.A., may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

Yours truly,

/s/ Blake, Cassels & Graydon LLP

Blake, Cassels & Graydon LLP